Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    CITICORP
                              U.S. $7,000,000,000
                   Global Medium-Term Senior Notes, Series C
                              U.S. $1,000,000,000
                Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  January 24, 1996
     (To Prospectus Supplement, dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

        The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               LIBOR Senior Notes Due January 29, 2001
                              (the "LIBOR Notes").
Aggregate
  Principal Amount:           $15,000,000.00.

Issue Date:                   January 29, 1996.

Stated Maturity:              January 29, 2001.

Interest Rate Index:          Three Month LIBOR.

Spread:                       Plus 27.0 basis points.

Initial Interest Rate:        5.77%.

Interest Rate:                For each Interest Rate Reset Period,  Three
                              Month LIBOR plus 0.270%, as determined on the related LIBOR Interest Determination Date or, in the case of the Initial Interest Rate, the second
                              Market Day preceding the Issue Date.

Maximum Interest Rate:        The Interest Rate is subject to a cap of 9.00%
                              per annum.

Interest Commencement Date:   January 29, 1996.


Interest Payment Dates:       Quarterly, on the 29th day of January, April,
                              July and October, commencing April 29, 1996, and at Stated Maturity.

Interest Rate Reset Period:   Quarterly.

Interest Reset Dates:         The 29th day of January, April, July and October.

LIBOR Interest
  Determination Dates:        Pertaining to an Interest Reset Date, the second
                              Market Day preceding such related Interest Reset
                              Date.

Index Maturity:               Three Months.

LIBOR Screen Reference:       Telerate Screen Page 3750.

Calculation Dates:            The related LIBOR Interest Determination Date.

Redemption:                   The LIBOR Notes are not subject to redemption
                              prior to Stated Maturity.

Sinking Fund:                 The LIBOR Notes are not subject to any sinking
                              fund.

Regular Record Dates:         The date that is 15 calendar days prior to the
                              related Interest Payment Date.

Calculation Agent:            Citibank, N.A.

Selling Agent:                Prudential Securities, Inc.

Commission:                   .150%.

Price to Public:              100%.

CUSIP Number:                 17303 LRE 3.